UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 24, 2009

                 The South Financial Group, Inc.

(Exact name of registrant as specified in its charter)

South Carolina	0-15083	57-0824914
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

102 South Main Street, Greenville, South Carolina	29601
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (864) 255-7900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 2, 2008, The South Financial Group, Inc. (“TSFG”) entered into a letter agreement with its former President and CEO, Mack I. Whittle, Jr. regarding the terms of his retirement. This letter agreement was filed as Exhibit 10.1 to TSFG’s Current Report on Form 8-K dated September 2, 2008. The Agreement in Principle referenced below constitutes an amendment of such letter agreement. If court approval of the settlement described in the Agreement in Principle becomes final as described below, Mr. Whittle will resign from the TSFG Board of Directors.

Item 7.01 Regulation FD Disclosure

As previously reported, TSFG and certain of its current and former directors and executive officers have been named as parties in two shareholder lawsuits, one filed on November 7, 2008 in South Carolina State Court in Greenville County having Vernon A. Mercier as the named plaintiff, and one filed on November 26, 2008 in South Carolina State Court in Greenville County having John S. McMullen on behalf of Andros Associates, Inc. as named plaintiff. These two lawsuits are collectively referred to hereinafter as the “Litigation”.

On March 24, 2009, all parties to the Litigation executed an Agreement in Principle providing for the settlement of the Litigation. The Agreement in Principle, a copy of which is attached hereto as Exhibit 99.1, provides for both monetary and nonmonetary relief, as more particularly set forth in the Agreement in Principle. The settlement set forth in the Agreement in Principle is subject to confirmatory discovery and final approval of the State Court. The State Court is expected to consider this matter in May 2009. None of the transactions referenced in the Agreement in Principle will be concluded unless and until such Court approval becomes final as described in the Agreement in Principle.

The terms of the Agreement in Principle will not have a material affect on TSFG’s business or results of operations.

Item 9.01 Financial Statements and Exhibits

(d)	The following exhibits are being filed herewith:

Exhibit No.	Description

99.1	Agreement in Principle dated March 24, 2009

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

               THE SOUTH FINANCIAL GROUP, INC.

March 25, 2009	By:	/s/ William P. Crawford, Jr.

               William P. Crawford, Jr.

               Executive Vice President and General Counsel